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                           [SULLIVAN & CROMWELL LETTERHEAD]


                                                           November 5, 1997


Entertainment Properties Trust,
   One Kansas City Place,
    1200 Main Street,
     Suite 3250,
      Kansas City, Missouri 64105.


Dear Sirs:

         We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 15,852,000 common shares of beneficial interest, $.01 par value per share, of Entertainment Properties Trust (the "Trust").
         In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied upon the statements and representations contained in the certificate, dated November 5, 1997 (the "Certificate"), provided to us by David
M. Brain on behalf of the Trust.
         In rendering this opinion we have also assumed, with your approval, that (I) the statements and representations made in the Certificate are and will continue to be true and correct and (II) the Certificate has

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Entertainment Properties Trust                                            -2-


been executed by an appropriate and authorized officer of the Trust.
         Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986 (the "Code"), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm (i) our opinion that, commencing with its taxable year ending December 31, 1997, the Trust has been organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT and (ii) our opinion set forth under the caption "Federal Income Tax Considerations" in the Prospectus of the Trust included in the Registration Statement (No. 333-35281) on Form S-11 under the Securities Act of 1933 (the "Prospectus") filed by the Trust with the Securities and Exchange Commission of the United States.
         The Trust's qualification as a REIT will depend upon the continuing satisfaction by the Trust of the requirements of the Code relating to qualification for REIT status; which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping. We do not undertake to monitor whether the Trust actually has satisfied or will satisfy the various qualification tests, and we express no opinion

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Entertainment Properties Trust                                            -3-


concerning whether the Trust actually has satisfied or will satisfy these various qualifications tests.
         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement of which the Prospectus is a part and the reference to us in the Prospectus under the caption "Federal Income Tax Considerations". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                       Very truly yours,

                                       Sullivan & Cromwell